                                                                       EXHIBIT 9

[LETTERHEAD OF USAA LIFE INSURANCE COMPANY]

                                 July 21, 1994

Board of Directors
USAA Life Insurance Company
9800 Fredericksburg Road
San Antonio, Texas 78288


Board of Directors:

        This option is furnished in connection with the filing by the USAA Life Insurance Company ("USAA LIFE") and the Separate Account of USAA LIFE ("Separate Account") of a registration statement under the Securities Act of 1933 (the "1933 Act") and under the Investment Company Act of 1940 on Form N-4 ("Registration Statement"). The securities being registered under the Registration Statement are units of interest ("Units") to be issued by the Separate Account pursuant to certain individual flexible premium variable annuity contracts (the "Contracts"), described in the Registration Statement.

        I have examined the Articles of Incorporation and Bylaws of USAA LIFE and such corporate records and other documents and such laws as I consider necessary and appropriate as a basis for the opinion hereinafter expressed. I have examined the form of the Registration Statement to be filed with the Securities and Exchange Commission in connection with the registration under the 1933 Act of an indefinite number of Units. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance, and sale of the Units. On the basis of my examination of these documents and such laws that I consider appropriate, it is my opinion that:

        1. USAA LIFE is a corporation duly organized and validly existing under the laws of Texas.

        2. The Separate Account was duly created pursuant to the provisions of Chapter 3, Article 3.75 of the Texas Insurance Code.

        3. Under Texas law, the income, gains and losses, whether or not realized, from assets allocated to the Separate Account must be credited to or charged against such Account, without regard to the other income, gains or losses of USAA LIFE.

        4. The portion of the assets to be held in the Separate Account equal to the reserves and other liabilities under the Contracts will not be chargeable with liabilities arising out of any other business USAA LIFE may conduct.

Board of Directors
July 21, 1994
Page 2


        5. The Contracts have been duly authorized by USAA LIFE and, when issued in the manner contemplated by the Registration Statement, the Units thereunder will constitute validly issued and binding obligations of USAA LIFE in accordance with the terms of the Contracts.

        I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Statement of Additional Information contained in the Registration Statement. On giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,

/s/ R.T. HALINSKI, JR.
----------------------------------
R. T. HALSINKI, JR.
ASSISTANT SECRETARY
USAA LIFE INSURANCE COMPANY